Credit Suisse Short Duration Bond Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended February 29, 2004


Portfolio:			Credit Suisse Short Duration Bond Fund


Security:			GMAC Global Notes

Date Purchased:			12/5/03


Price Per Share:		$100.382


Shares Purchased
by the Portfolio *:		1475


Total Principal Purchased
by the Portfolio *:		$148,063.45


% of Offering Purchased
by the Portfolio:		0.2950%


Broker:				SALOMON BROTHERS


Member:				CS First Boston